                                                                                                                        Exhibit 10.26

EXHIBIT A

APPENDIX

TO

ADOPTION AGREEMENT

FOR

PARKWAY PROPERTIES, INC.

DEFERRED COMPENSATION PLAN

as Amended and Restated

Effective January 1, 2005

              The provisions of this Appendix supersede any contrary or conflicting provisions of the Adoption Agreement or Plan Document as amended and restated effective January 1, 2005.

               1.                  Definitions.  Capitalized terms used in this Appendix that are defined in the Plan Document have the meanings given in the Plan Document.

               2.                  Salary and Bonus Deferral Feature - Delayed Effective Date.  No Participant may elect to reduce Compensation other than Deferred Share Units described in Section 3 below unless and until the Compensation Committee of the Board of Directors authorizes the Employer to accept salary or bonus Deferral Agreements with Participants.

               3.                  Deferred Share Units.  With respect to each Participant who:

(a)                has elected, pursuant to the Parkway Properties, Inc. 2003 Equity Incentive Plan or the Parkway Properties, Inc. 1994 Stock Option and Long Term Incentive Plan, as amended, (the "Incentive Plans") to surrender Incentive Restricted Shares (as defined in the Incentive Plan) in exchange for the grant of Deferred Incentive Share Units (within the meaning of the Incentive Plans), or

(b)               has elected, pursuant to the Incentive Plans, to be granted a Deferred Incentive Share Unit (within the meaning of the Incentive Plans) in place of an Incentive Restricted Share that would otherwise have been granted under the Incentive Plans, or

(c)                has been granted Deferred Incentive Share Units under the Incentive Plans, and

(d)               who, in any such case, has been designated by the Committee as eligible to participate in this Deferred Compensation Plan with respect to the Deferred Incentive Share Units so granted and who has elected to participate in this Plan with respect to such Deferred Incentive Share Units, the Employer shall credit to a Parkway Stock Subaccount established under the Participant's Deferred Compensation Account, the number of Deferred Incentive Share Units with respect to which the Participant has been so designated and has made such an election.  For the purposes of the Deferred Compensation Plan, a Deferred Incentive Share Unit shall be called a "Deferred Share Unit."

                                With respect to each Participant who has elected, pursuant to the Parkway Properties, Inc. 2001 Non-Employee Directors Equity Compensation Plan (the "Directors' Plan") and with the consent of the Committee that an award under the Directors' Plan be made in Deferred Share Units (as defined in the Directors' Plan), rather than in shares of common stock, $0.001 per value, of the Employer ("Parkway Common Stock"), the Employer shall credit to a Parkway Stock Subaccount established under the Participant's Deferred Compensation Account, one Deferred Share Unit for each share of Parkway Common Stock that would otherwise have been awarded.

            4.                  Dividend Equivalents.  The Employer shall credit a Dividend Equivalent Subaccount established under a Participant's Deferred Compensation Account with an amount equivalent to the amount of dividends that would be payable on a number of shares of Parkway Common Stock that is equal to the number of Deferred Share Units credited to the Participant's Parkway Stock Subaccount on the record date for dividend payment.

            5.                  Further Allocation to Other Accounts.  A Participant may elect in his or her Incentive Plan or Directors' Plan payment election to have Deferred Share Units that are credited to his or her Parkway Stock Subaccount further allocated to In‑Service Accounts and Education Accounts within the Parkway Stock Subaccount.  Amounts credited to the Participant's Dividend Equivalent Subaccount that are attributable to the Deferred Share Units allocated to an In‑Service or Education Account shall also be allocated to those accounts.  The provisions of the Plan Document governing the timing of payment from In‑Service and Education Accounts shall apply to the portions of a Participant's Parkway Stock and Dividend Equivalent Subaccounts allocated to In-Service and Education Accounts.

            6.                  Separate Set of Accounts for Each Award; Participant Deferral Credits.  The Employer shall establish a separate set of accounts and subaccounts for each award to a Participant under the Incentive Plans and Directors' Plan.  Deferred Share Units credited to those accounts are, for the purposes of the Plan Document, "Participant Deferral Credits."

            7.                  Participant Elections.  A Participant's elections with respect to the deferral of payment of Deferred Share Units and amounts credited to the Participant's Dividend Equivalent Subaccount and changes in such elections shall conform to the provisions of the Adoption Agreement and Plan Document governing Participant Deferral Agreements and subsequent elections regarding the changing the method of payment of Deferred Compensation Accounts.

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            8.                  Vesting.  Notwithstanding any contrary provision of the Adoption Agreement or Plan Document, a Participant's interest in Deferred Share Units and amounts credited to the Participant's Dividend Equivalent Subaccount that are attributable to those Deferred Share Units shall become vested only in accordance with the Incentive Plan or Directors' Plan under which the Deferred Share Units were awarded.  No payment may be made under this Deferred Compensation Plan with respect to any Deferred Share Unit or the portion of the Dividend Equivalent Subaccount attributable to a Deferred Incentive Share Unit before the Participant's interest in the Deferred Share Unit has become vested and nonforfeitable under the terms of the applicable plan.

            9.                  No Deemed Investment of Parkway Stock Subaccount.  A Participant shall have no right to direct the deemed investment of his or her Parkway Stock Subaccount.  The only credits to that subaccount at any time shall be in the form of Deferred Share Units, as they may be adjusted from time to time in accordance with the Incentive Plan or Directors' Plan to which they are attributable.

            10.              Provision for No Deemed Investment of Nonvested Dividend Equivalent Subaccount.  The Committee may, in its discretion, provide that a Participant has no right to direct the deemed investment of a Dividend Equivalent Subaccount to the extent the subaccount is attributable to Deferred Share Units in which the Participant's interest has not yet become vested, in which case the Committee shall provide for the crediting of interest on the affected portion of the subaccount.

            11.              Form of Payment from Parkway Stock Subaccount.  Payment from a Participant's Parkway Stock Subaccount shall be only in the form of Parkway Common Stock, one share of Parkway Common Stock for each Deferred Share Unit payable.

            12.              2007.  The last sentence of Section 6.1 of the Plan Document is amended to refer to the year 2007 and the date December 31, 2007, in place of the year 2006 and the date December 31, 2006, in each place they appear in that sentence.

            13.              Committee Discretion.  The Compensation Committee of the Board of Directors of the Employer shall have complete discretion in exercising its authority and responsibilities under the Plan, including but not limited to, discretion with respect to the designation of Participants and the interpretation of Plan provisions.

            IN WITNESS WHEREOF, the Board of Directors of Parkway Properties, Inc., has authorized the execution of this document as part of the Deferred Compensation Plan.

February __, 2007

                                                                                                                        PARKWAY PROPERTIES, INC.

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